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                                                                      EXHIBIT 12

                                                BRE PROPERTIES, INC.
                                        STATEMENT OF COMPUTATION OF RATIOS
                                             OF EARNINGS TO FIXED CHARGES

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                                                          NINE MONTHS
                                                             ENDED                     YEAR ENDED DECEMBER 31,
                                                         SEPTEMBER 30,  -----------------------------------------------------
                                                             1996         1995       1994       1993       1992       1991
                                                         -------------  ---------  ---------  ---------  ---------  ---------
Net income before gains on sales and provision for
  investment loss......................................       27,003       23,789     22,566     19,531     14,538     15,079

Fixed charges:
  Interest and principal...............................       11,219        7,973      5,599      5,656      6,074      6,253
  Other................................................           81          105        101         98         95         91
                                                              ------    ---------  ---------  ---------  ---------  ---------
                                                              11,300        8,078      5,700      5,754      6,169      6,344
Net income before gains on sales and provision for
  investment loss and fixed charges....................       38,303       31,867     28,266     25,285     20,707     21,423
Divided by fixed charges...............................       11,300        8,078      5,700      5,754      6,169      6,344
Ratio of earnings to fixed charges.....................         3.39         3.95       4.96       4.39       3.36       3.38
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